Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Forms S-8 (No. 333-212383, 333-118659, 333-163843, 333-181715, and 333-188801) of Crown Castle International Corp and Registration Statement on Form S-3 ASR (No. 333-203074) of Crown Castle International Corp. of our report dated March 10, 2017 related to the consolidated financial statements of LTS Group Holdings LLC and its subsidiary as of and for the year ended December 31, 2016, appearing in this Form 8-K of Crown Castle International Corp. dated July 19, 2017.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York

July 19, 2017